<u>CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM</u>

We consent to the incorporation by reference in Registration Statement (No. 33-54658) on Form S-8 of our report dated June 23, 2023, relating to the financial statements and supplemental schedule of the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan for the year ended December 31, 2022, which appears in this Form 11-K.

Wipfli LLP

Wipfli LLP

Milwaukee, Wisconsin
June 23, 2023